Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this _______ day of March, 2009 (the “Effective Date”), by and between SEMGROUP ENERGY PARTNERS MANAGEMENT, INC., a Delaware corporation (the “Company”), and ___________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is a wholly-owned subsidiary of SemGroup Energy Partners, G.P., L.L.C. (the “General Partner”), the general partner of SemGroup Energy Partners, L.P., a Delaware limited partnership (the “MLP”);

WHEREAS, the Executive is currently employed through SemManagement, L.L.C., a Delaware limited liability company and a subsidiary of SemGroup, L.P., an Oklahoma limited partnership (“SemGroup”), to provide services to the General Partner and the MLP;

WHEREAS, the Company wishes to continue to secure the services of the Executive subject to the contractual terms and conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, all upon the terms and conditions set forth herein.

2. Term of Employment.  Subject to the terms and conditions of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Term”) unless sooner terminated as provided for herein.  The Term shall renew automatically for additional one (1) year terms, unless either party gives written notice no less than ninety (90) days prior to the expiration of the Term that it does not intend to extend the Term.

3. Duties and Responsibilities.

A. Capacity.  During the Term, the Executive shall serve in the capacity of Chief Accounting Officer of the Company and the General Partner subject to the supervision of the Board of Directors of the General Partner (the “Board”).

B. Duties.  During the Term, and excluding any periods of disability, vacation or sick leave to which the Executive is entitled, the Executive shall devote as much time to the management of the business and affairs of the Company, the General Partner and the MLP as is necessary for the proper conduct of the business and affairs of the Company, the General Partner and the MLP.  The Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of any direct or indirect subsidiary of the Company, the General Partner or the MLP.  During the Term, it shall not be a violation of this Agreement for the Executive to: (i) continue employment with SemGroup or any of its Affiliates, provided that Executive shall at all times act, in his good faith judgment, solely in the interest of the Company, the General Partner and the MLP, (ii) serve on corporate, civic or charitable boards or committees and (iii) deliver lectures or fulfill speaking engagements.  For purposes of this Agreement, “Affiliate” means with respect to any Person (as defined in Section 6.C.), any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

C. Standard of Performance.  The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.

4. Compensation.

A. Base Salary.  The Company shall pay the Executive a salary (the “Base Salary”) of $17,500 per month, prorated for partial months of employment.  The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time.  During the Term, the Base Salary shall be reviewed at least annually by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as solely determined by the Board.  Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in the Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

B. Performance Bonus.  The Executive shall be eligible for discretionary bonus awards payable in cash or common units of the MLP, as so determined solely by the Board, based on performance objectives determined by the Board.

C. Long-Term Incentives.  Awards of unit options, unit grants, restricted units and/or other forms of equity based compensation to the Executive may be made from time to time during the Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for senior executives of the Company established periodically by the Board in its sole discretion.

D. Benefits.

(1) If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the Company’s regular practices with respect to similarly situated senior executives.  The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

(2) The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.

(3) The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other senior executives of the Company or as are otherwise approved by the Board.

E. Retention Agreement.  The Executive and the Company are parties to a retention agreement, dated as of August 19, 2008 (the “Retention Agreement”).  Nothing in this Agreement shall affect the rights of the Executive or the Company with respect to the Retention Agreement.

F. Payment by Affiliates.  Compensation and benefits provided under this Agreement may, at the election of the Company, be provided for administrative convenience by SemGroup, the MLP or any of their or the Company’s Affiliates.

5. Termination of Employment.

Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate under any of the following conditions:

A. Death.  The Executive’s employment under this Agreement shall terminate automatically upon his death.

B. Total Disability.  The Company shall have the right to terminate this Agreement if the Executive becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that either (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any entity that would be considered a single “service recipient” with the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Prior to a determination that the Executive is Totally Disabled, but after the Executive has exhausted all sick leave and vacation benefits provided by the Company, the Executive shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive.

C. Termination by Company for Cause.  The Executive’s employment hereunder may be terminated for Cause upon written notice by the Company.  For purposes of this Agreement, “Cause” shall mean:

(1)	conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2)	the Executive’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)	the Executive’s material breach or default in the performance of his obligations under this Agreement; or

(4)	the Executive’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company.

The Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless the Executive is given written notice of the circumstances constituting “Cause” and a reasonable period to cure such circumstances, which period shall be no less than thirty (30) days.

D. Termination for Good Reason.  The Executive’s employment hereunder may be terminated by the Executive for Good Reason on written notice by the Executive to the Company.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s consent:

(1)	a material reduction in the Executive’s Base Salary;

(2)	a material diminution of the Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution; or

(3)	the relocation of the Executive’s principal work location to a location more than 50 miles from its current location.

In order to be eligible for payment on account of a Good Reason termination, the Executive must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to his claim of Good Reason under this section (the “Initial Breach”); (ii) provide the Company 30 days from the date of such notice in which to “cure” such event or condition and (iii) actually terminate employment within 2 years of the date of the Initial Breach.

6. Payments Upon Termination.

A. Upon termination of the Executive’s employment hereunder, the Company shall be obligated to pay and the Executive shall be entitled to receive, within ten (10) days of termination, the Base Salary which has accrued for services performed to the date of termination and which has not yet been paid.  In addition, the Executive shall be entitled to any vested benefits to which he is entitled under the terms of any applicable benefit plan or program, long-term incentive plan, restricted unit plan and unit option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law as duly adopted from time to time by the Board, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program.

B. Upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1) all of the amounts and benefits described in Section 6.A. hereof;

(2) a lump sum payment, within 10 days of termination, equal to twelve (12) months of the Executive’s Base Salary; and

(3) continued participation in all group health plans (medical, dental and vision), if any, of the Company for the remainder of the Term or, if longer, until the first anniversary of the Executive’s termination of employment, as if there had been no termination of employment.

Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are conditioned on the execution by the Executive of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

C. If within the one (1) year period following the occurrence of a Change of Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in lieu of the severance benefits under 6.B., the Executive will be entitled to the benefits identical to those set forth in Section 6.B. except that the amount described in subsection (2) will be equal to twenty-four (24) months of the Executive’s Base Salary, provided that the Change of Control occurs after the Effective Date.  For purposes of this Agreement, “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than SemGroup, L.P., Manchester Securities Corp., Alerian Finance Partners, LP, or their respective Affiliates, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the General Partner or the MLP; (ii) the limited partners of the MLP approve, in one or a series of transactions, a plan of complete liquidation of the MLP; (iii) the sale or other disposition by either the General Partner or the MLP of all or substantially all of its assets in one or more transactions to any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (a “Person”) other than the General Partner or an Affiliate of the General Partner; or (iv) a transaction resulting in a Person other than the General Partner or an Affiliate of the General Partner being the general partner of the MLP.

Payments under Section 6.C., with the exception of amounts due pursuant to Section 6.B(1), are conditioned on the execution by the Executive of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

D. Upon termination of the Executive’s employment upon the death of the Executive pursuant to Section 5.A., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1) all of the amounts and vested benefits described in Section 6.A.;

(2) any death benefit payable under a plan or policy provided by the Company; and

(3) continued participation by the Executive’s dependents in the group health plans (medical, dental and vision), if any, of the Company for the remainder of the Term or, if longer, until the first anniversary of the Executive’s termination of employment, as if there had been no termination of employment.

E. Upon termination of the Executive’s employment upon the Executive’s becoming Totally Disabled pursuant to Section 5.B., the Company shall be obligated to pay, and the Executive shall be entitled to receive:

(1) all of the amounts and vested benefits described in Section 6.A.;

(2) the Base Salary, at the rate in effect immediately prior to the date of his termination of employment due to being Totally Disabled, for the remainder of the Term, offset by any payments the Executive receives under the Company’s long-term disability plan and any supplements thereto, whether funded or unfunded, which is adopted by the Company for the Executive’s benefit and not attributable to the Executive’s own contributions; and

(3) continued participation by the Executive and his dependents in the group health plans (medical, dental and vision) of the Company for the remainder of the Term or, if longer, until the first anniversary of the Executive’s termination of employment, as if there had been no termination of employment.

Payments under Section 6.E., with the exception of amounts due pursuant to Section 6.E(1), are conditioned on the execution by the Executive or the Executive’s representative of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

F. Upon voluntary termination of employment by the Executive for any reason whatsoever (other than for Good Reason as described in Section 6.B. or 6.C.),  termination by the Company for Cause or any termination following the expiration of the Term, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in Section 6.A.

G. Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever or expiration of the Term, the Executive shall continue to be subject to the provisions of Section 7, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s employment hereunder for any reason whatsoever).

H. For the avoidance of doubt, while termination of employment with the Company will end the Company’s obligations pursuant to Section 4, termination of employment for purposes of rights to severance payments under Section 6.B. or 6.C. of this Agreement shall not be deemed to have occurred until the Executive has terminated employment with the Company, SemGroup and all of their Affiliates, for so long as such entities are considered a single service recipient for purposes of determining whether a “separation from service” has occurred under Section 409A of the Code.

7. Confidentiality and Return of Property.

A. Confidential Information.

(1) Company Information.  The Company agrees that it will provide the Executive with Confidential Information that will enable the Executive to optimize the performance of the Executive’s duties to the Company.  In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit.  The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the Company.  Notwithstanding the preceding sentence, upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions.  For purposes of this Section 7, references to the Company include the General Partner or any Affiliate.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company.

(2) Third Party Information.  The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

B. Returning Company Documents.  At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

C. Notification of New Employer.  In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.

D. Representations.  The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.

8. Arbitration.  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this Agreement by a single arbitrator selected in accordance with the CPR Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be in Tulsa, Oklahoma.  The arbitrator’s decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator’s reasoned decision and award shall be binding on both parties.  Nothing herein is or shall be deemed to preclude the Company’s resort to the injunctive relief prescribed in this Agreement, including any injunctive relief implemented by the arbitrator pursuant to this Section 7.  The parties will each bear their own attorneys’ fees and costs in connection with any dispute.

9. Notices.  All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

if to the Company:

SemGroup Energy Partners G.P., L.L.C.

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma  74136

Attention:  Chairman of the Board

if to the Executive:

[_________________________]

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma  74136

10. Amendment; Waiver.  The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof.  No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

11. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto; provided, however, that the Retention Agreement shall remain in full force and effect..

12. Severability.  In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

13. Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever).  The Executive may not assign this Agreement without the prior written consent of the Company.  Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its Affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive.

14. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

15. Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS THEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the Effective Date.

SEMGROUP ENERGY PARTNERS  MANAGEMENT, INC.

By:

EXECUTIVE

[_______________]